Exhibit 99.1

JOHN B. SANFILIPPO & SON, INC.

NEWS RELEASE

COMPANY CONTACT:	Michael J. Valentine
Chief Financial Officer
847-214-4509

FOR IMMEDIATE RELEASE

WEDNESDAY, MAY 3, 2017

Third Quarter Diluted EPS Increased by 104.4% to $0.55 per share

Quarterly Comparison Overview:

–	Net sales decreased by 19.6%

–	Sales volume decreased by 10.8%

–	Gross profit increased by 11.1%

–	Net income increased by 105.8%

Elgin, IL, May 3, 2017 — John B. Sanfilippo & Son, Inc. (NASDAQ: JBSS) (hereinafter the “Company”) today announced operating results for its fiscal 2017 third quarter. Net income for the third quarter of fiscal 2017 was $6.3 million, or $0.55 per share diluted, compared to net income of $3.1 million, or $0.27 per share diluted, for the third quarter of fiscal 2016. Net income for the first three quarters of fiscal 2017 was $29.4 million, or $2.58 per share diluted, compared to net income of $23.1 million, or $2.04 per share diluted, for the first three quarters of fiscal 2016.

Net sales decreased to $173.4 million for the third quarter of fiscal 2017 from $215.7 million for the third quarter of fiscal 2016. The decrease in net sales was attributable to a 10.8% decrease in sales volume, which is defined as pounds sold to customers, and a 9.9% decline in the weighted average selling price per pound resulting primarily from lower selling prices for almonds. Sales volume decreased for all major nut product types, and sales volume declined in all distribution channels.

The decrease in sales volume in the consumer channel primarily resulted from a decline in sales of cashews and mixed nuts to private brand customers. Sales volume also declined for our branded products in the quarterly comparison as follows:

Fisher recipe nuts	(3.2)%
Fisher snack nuts	(9.4)%
Orchard Valley Harvest and Sunshine Country produce products	(5.5)%

The sales volume decline for Fisher recipe nuts primarily resulted from inventory reduction initiatives implemented by some customers during the current third quarter. The sales volume decline for Fisher snack nuts was due to lower merchandising activity. The sales volume decline for our Orchard Valley Harvest and Sunshine Country produce brands was attributable to a decline in sales for our Sunshine Country produce brand, which resulted from lost distribution. The decline in the Sunshine Country sales volume was partially offset by a 4.6% increase in sales volume for our Orchard Valley Harvest produce brand due to increased merchandising activity.

The decrease in sales volume in the contract packaging channel was attributable to a reduction in merchandising activity implemented by one customer in this channel. The sales volume decline in the commercial ingredients channel resulted mainly from lost business with a bulk almond butter customer, which occurred in the second quarter of fiscal 2017.

Net sales decreased to $645.0 million for the first three quarters of fiscal 2017 from $720.5 million for the first three quarters of fiscal 2016. The decline in net sales was attributable to an 8.8% reduction in the weighted average selling price per pound, which primarily occurred as a result of lower selling prices for almonds and walnuts, and a 1.9% decrease in sales volume. The sales volume decline was mainly attributable to lower sales volume for almonds and mixed nuts, which was offset in part by sales volume increases for peanuts, snack and trail mixes and walnuts. Sales volume increased in the consumer and contract packaging distribution channels and declined in the commercial ingredients distribution channel. The sales volume increase in the consumer distribution channel came mainly from increased sales of Fisher recipe nuts, Orchard Valley Harvest produce products and private brand snack nuts. The sales volume increase in the contract packaging channel resulted primarily from increased sales of snack and trail mixes, peanuts, cashews and almonds to existing customers. The decline in sales volume in the commercial ingredients distribution channel was primarily attributable to the loss of a bulk almond butter customer, decreased sales of bulk inshell walnuts to international customers and lower sales of peanuts to other peanut shellers.

Gross profit margin increased to 16.4% of net sales for the third quarter of fiscal 2017 from 11.9% for the third quarter of fiscal 2016, and gross profit increased by 11.1% in such period. The increases in gross profit margin and gross profit were primarily attributable to lower acquisition costs for almonds and improved alignment of selling prices and acquisition costs for pecans and walnuts.

Gross profit margin for the first three quarters of fiscal 2017 increased to 16.8% of net sales from 14.4% for the first three quarters of fiscal 2016, while gross profit increased by 4.3% in such period. The increases in gross profit margin and gross profit primarily occurred for the same reasons cited in the quarterly comparison.

Total operating expenses in the quarterly comparison declined by $2.1 million, and total operating expenses in the year to date comparison declined by $3.3 million. The declines in total operating expenses in both comparisons were due to lower advertising, compensation and broker commission expenses, which were partially offset by increases in shipping expense due to an increase in delivered sales pounds. The decline in advertising expense was primarily due to the later Easter holiday. Total operating expenses for the current third quarter increased to 10.4% of net sales from 9.3% of net sales for the third quarter of fiscal 2016. Total operating expenses for the first three quarters of fiscal 2017 increased to 9.5% of net sales from 9.0% of net sales for the first three quarters of fiscal 2016. The increases in total operating expenses, as a percentage of net sales, for both comparisons were attributable to a lower net sales base.

Interest expense for the current third quarter of $0.9 million was unchanged compared to interest expense for last year’s third quarter. Interest expense for the current year to date period was $2.1 million compared to $2.6 million for the first three quarters of fiscal 2016. The decrease in interest expense in the year to date comparison primarily resulted from lower debt levels during the first half of the current fiscal year.

The value of total inventories on hand at the end of the current third quarter decreased by $5.9 million, or 2.9%, when compared to the value of total inventories on hand at the end of the third quarter of fiscal 2016. The decrease in the value of total inventories was primarily due to lower quantities of finished goods combined with a lower weighted average cost per pound. Higher acquisition costs for pecans, which were largely offset by lower acquisition costs for almonds, led to a 1.4% increase in the weighted average cost per pound of raw nut and dried fruit input stocks on hand in the quarterly comparison.

“As we have discussed in previous quarterly releases, commodity price decreases and the loss of a bulk almond butter customer in our commercial ingredients channel had an unfavorable impact on net sales during this quarter. To offset the negative impact on net income from this sales decline, we recognized early in the current fiscal year that we would have to increase gross profit margin, capture savings in our selling and administrative expenses and grow sales volume,” stated Jeffrey T. Sanfilippo, Chief Executive Officer. “Since last year’s third quarter, we made significant improvements in managing our walnut inventory, aligning our selling prices and acquisition costs and leveraging our commodity procurement expertise to drive the considerable increase in our gross profit margin that occurred in the quarterly comparison. We were also successful in reducing selling and administrative expenses,” Mr. Sanfilippo noted. “Though sales volume was generally down for our brands at retail, our Fisher recipe nut and Orchard Valley Harvest brands outperformed in their respective categories in the quarterly comparison according to IRi market data,” Mr. Sanfilippo stated. “Fisher recipe nut pound volume increased by 3%, while total category pound volume declined by 7%. Pound volume for our Orchard Valley Harvest brand grew by 55%, while the total produce category pound volume only grew by 12%,” Mr. Sanfilippo noted. “Pound volume for Fisher snack nuts declined by 3%, which mirrored the pound volume decline for the entire snack nut category,” Mr. Sanfilippo stated. “Going forward, we will continue our efforts to grow sales volume, especially for our brands and in alternative distribution channels. We also anticipate that the recent sales volume growth trends in our contract packaging channel should resume with the launch of new products by several of our customers in that channel, which are expected to occur in our fiscal 2017 fourth quarter,” Mr. Sanfilippo concluded.

The Company will host an investor conference call and webcast on Thursday, May 4, 2017, at 10:00 a.m. Eastern (9:00 a.m. Central) to discuss these results. To participate in the call via telephone, dial 1-844-536-5471 from the U.S. or 1-614-999-9317 internationally and enter the participant passcode of 13634433. This call is being webcast by NASDAQ OMX and can be accessed at the Company’s website at www.jbssinc.com.

Some of the statements in this release are forward-looking. These forward-looking statements may be generally identified by the use of forward-looking words and phrases such as “will”, “intends”, “may”, “believes”, “anticipates”, “should” and “expects” and are based on the Company’s current expectations or beliefs concerning future events and involve risks and uncertainties. Consequently, the Company’s actual results could differ materially. The Company undertakes no obligation to update publicly or otherwise revise any forward-looking statements, whether as a result of new information, future events or other factors that affect the subject of these statements, except where expressly required to do so by law. Among the factors that could cause results to differ materially from current expectations are: (i) the risks associated with our vertically integrated model with respect to pecans, peanuts and walnuts; (ii) sales activity for the Company’s products, such as a decline in sales to one or more key customers, a decline in sales of private brand products or changing consumer preferences; (iii) changes in the availability and costs of raw materials and the impact of fixed price commitments with customers; (iv) the ability to pass on price increases to customers if commodity costs rise and the potential for a negative impact on demand for, and sales of, our products from price increases; (v) the ability to measure and estimate bulk inventory, fluctuations in the value and quantity of the Company’s nut inventories due to fluctuations in the market prices of nuts and bulk inventory estimation adjustments, respectively; (vi) the Company’s ability to appropriately respond to, or lessen the negative impact of, competitive and pricing pressures; (vii) losses associated with product recalls, product contamination, food labeling or other food safety issues, or the potential for lost sales or product liability if customers lose confidence in the safety of the Company’s products or in nuts or nut products in general, or are harmed as a result of using the Company’s products; (viii) the ability of the Company to retain key personnel; (ix) the effect of the actions and decisions of the group that has the majority of the voting power with regard to the Company’s outstanding common equity (which may make a takeover or change in control more difficult), including the effect of any agreements pursuant to which such group has pledged a substantial amount of its securities of the Company; (x) the potential negative impact of government regulations and laws and regulations pertaining to food safety, such as the Food Safety Modernization Act; (xi) uncertainty in economic conditions, including the potential for economic downturn; (xii) the timing and occurrence (or nonoccurrence) of other transactions and events which may be subject to circumstances beyond the Company’s control; (xiii) the adverse effect of labor unrest or disputes, litigation and/or legal settlements, including potential unfavorable outcomes exceeding any amounts accrued; (xiv) losses due to significant disruptions at any of our production or processing facilities; (xv) the inability to implement our Strategic Plan or realize efficiency measures, including controlling medical and personnel costs; (xvi) technology disruptions or failures; (xvii) the inability to protect the Company’s brand value, intellectual property or avoid intellectual property disputes; (xviii) the Company’s ability to manage successfully the price gap between its private brand products and those of its branded competitors; and (xix) potential increased industry-specific regulation pending the U.S. Food and Drug Administration assessment of the risk of Salmonella contamination associated with tree nuts.

John B. Sanfilippo & Son, Inc. is a processor, packager, marketer and distributor of nut and dried fruit based products that are sold under a variety of private brands and under the Company’s Fisher®, Orchard Valley Harvest®, Fisher® Nut Exactly™ and Sunshine Country® brand names.

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JOHN B. SANFILIPPO & SON, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(Dollars in thousands, except per share amounts)

	For the Quarter Ended		For the Thirty-nine Weeks Ended
	March 30, 2017	March 24, 2016	March 30, 2017	March 24, 2016
Net sales	$173,376	$215,742	$645,044	$720,521
Cost of sales	144,950	190,154	536,754	616,717

Gross profit	28,426	25,588	108,290	103,804

Operating expenses:
Selling expenses	10,299	11,358	36,940	39,114
Administrative expenses	7,697	8,761	24,622	25,784

Total operating expenses	17,996	20,119	61,562	64,898

Income from operations	10,430	5,469	46,728	38,906

Other expense:
Interest expense	864	897	2,094	2,616
Rental and miscellaneous expense, net	367	313	1,076	1,181

Total other expense, net	1,231	1,210	3,170	3,797

Income before income taxes	9,199	4,259	43,558	35,109
Income tax expense	2,863	1,181	14,157	11,991

Net income	$6,336	$3,078	$29,401	$23,118

Basic earnings per common share	$0.56	$0.27	$2.60	$2.06

Diluted earnings per common share	$0.55	$0.27	$2.58	$2.04

Cash dividends declared per share	$—	$—	$5.00	$2.00

Weighted average shares outstanding
— Basic	11,347,920	11,255,894	11,306,251	11,223,268

— Diluted	11,424,798	11,344,625	11,392,903	11,322,463

JOHN B. SANFILIPPO & SON, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(Dollars in thousands)

	March 30, 2017	June 30, 2016	March 24, 2016
ASSETS
CURRENT ASSETS:
Cash	$1,848	$2,220	$2,923
Accounts receivable, net	59,402	78,088	71,500
Inventories	201,398	156,573	207,319
Prepaid expenses and other current assets	4,625	5,292	11,310

	267,273	242,173	293,052

PROPERTIES, NET:	127,234	129,803	131,760

OTHER LONG-TERM ASSETS:
Intangibles, net	233	1,369	1,798
Deferred income taxes	7,894	8,590	6,161
Other	9,683	9,227	9,448

	17,810	19,186	17,407

TOTAL ASSETS	$412,317	$391,162	$442,219

LIABILITIES & STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Revolving credit facility borrowings	$61,337	$12,084	$55,133
Current maturities of long-term debt	3,408	3,342	3,331
Accounts payable	40,173	43,719	59,299
Bank overdraft	2,979	811	3,561
Accrued expenses	22,297	23,238	21,724

	130,194	83,194	143,048

LONG-TERM LIABILITIES:
Long-term debt	26,069	28,704	29,544
Retirement plan	22,729	22,137	18,395
Other	6,527	5,934	6,013

	55,325	56,775	53,952

STOCKHOLDERS’ EQUITY:
Class A Common Stock	26	26	26
Common Stock	88	87	87
Capital in excess of par value	117,232	115,136	114,388
Retained earnings	116,466	143,573	136,296
Accumulated other comprehensive loss	(5,810)	(6,425)	(4,374)
Treasury stock	(1,204)	(1,204)	(1,204)

TOTAL STOCKHOLDERS’ EQUITY	226,798	251,193	245,219

TOTAL LIABILITIES & STOCKHOLDERS’ EQUITY	$412,317	$391,162	$442,219

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